EXHIBIT 10.2

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                            ASSET PURCHASE AGREEMENT

                               Dated May 30, 1997

                                  By and Among

                           PREMIER SPORTS GROUP, INC.,

                                LAURENCE E. CRABB

                                  BRAZOS, INC.

                                       AND

                             BRAZOS SPORTSWEAR, INC.

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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT dated as of May 30, 1997 (the "AGREEMENT"), is by and among BRAZOS, INC., a Texas corporation (the "BUYER"), BRAZOS SPORTSWEAR, INC., a Delaware corporation and the parent of Buyer (the "Parent"), PREMIER SPORTS GROUP, INC., a Colorado corporation (the "SELLER"), and LAURENCE
E. CRABB (the "SHAREHOLDER"), the owner of 100% the issued and outstanding capital stock of the Seller.

                              W I T N E S S E T H:

      WHEREAS, the Seller is engaged in the business of sourcing, marketing and selling apparel products (the "BUSINESS"); and

      WHEREAS, the Seller desires to sell substantially all of its assets, and the Buyer desires to acquire such assets, and to assume only such liabilities as are expressly set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

      1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer all of the assets of the Seller, whether real, personal, tangible or intangible, including without limitation those assets of the Seller relating to or used or useful in the operation of the Business described in Section 1.2 hereof, and without limitation of the foregoing, including (i) all items, whether real, personal, tangible or intangible which comprise each account balance under the caption "ASSETS" in the April 30, 1997 unaudited balance sheet (including all such items which were at the Balance Sheet Date, as defined in Section 2.1.5, carried at no cost), all of which items are hereinafter collectively referred to as the "BALANCE SHEET ASSETS;" (ii) all other assets whether real, personal, tangible or intangible of Seller in existence at the Balance Sheet Date relating to the Business, all of which assets are hereinafter collectively referred to as the "MISCELLANEOUS ASSETS;" and (iii) all assets into which the Balance Sheet Assets and Miscellaneous Assets have been converted, or which otherwise have been acquired, by the Seller in the ordinary course of business between the Balance Sheet Date and the Closing Date, all of which are hereinafter collectively referred to as the "CONVERSION ASSETS;" PROVIDED, HOWEVER, that the Balance Sheet Assets, Miscellaneous Assets and Conversion Assets shall not include any Excluded
Assets. As used herein, the term "EXCLUDED ASSETS" means (i) all assets in possession of the Seller but owned by third parties; (ii) the corporate charter, related organizational documents and minute books of Seller; and (iii) the cash or other
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consideration paid or payable by the Buyer to the Seller pursuant to Section 1.3 hereof. The Assets purchased and sold pursuant to this Agreement are referred to herein as the "PURCHASED ASSETS."

      1.2 DESCRIPTION OF CERTAIN PURCHASED ASSETS. The Purchased Assets sold and purchased pursuant to this Agreement shall include, without limitation, the following:

            (a) the machinery, equipment, leasehold improvements, furniture and fixtures and vehicles described in SCHEDULE 1.2(A) (the "MACHINERY AND EQUIPMENT");

            (b) the inventory described in SCHEDULE 1.2(B) (the "INVENTORY"), subject to changes in the ordinary course of business since the Balance Sheet Date;

            (c) the accounts receivable described in SCHEDULE 1.2(C) (the "ACCOUNTS RECEIVABLE"), subject to changes in the ordinary course of business since the Balance Sheet Date; and

            (d) the Seller's intangible assets, including all rights to the name "Premier Sports Group, Inc.," and the Seller's phone numbers, account ledgers, all sales and promotional literature, computer software, books, records, files and data (including customer and supplier lists), copies of all contracts and documents evidencing accounts and contracts receivable and payable and all other records of the Seller relating to the Purchased Assets or the Business (excluding the corporate minute books of the Seller).

      1.3 CONSIDERATION FOR PURCHASED ASSETS. As consideration for the sale of the Purchased Assets to the Buyer and for the other covenants and agreements of the Seller, on the Closing Date, the Buyer shall:

            1.3.1 CONSIDERATION PAID AT CLOSING.

            (a) pay to the Seller an amount equal to the average net book value of the Purchased Assets as of the end of the 12 months immediately preceding the month in which the Closing occurs (the "Average Net Book Value"), plus $1,500,000 (the "CASH CONSIDERATION") in the form of a cashier's or bank check or wire transfer to an account designated by the Seller prior to the Closing Date. Not less than two days prior to Closing, the Seller shall deliver to Buyer a calculation of the Average Net Book Value, which if the Closing were to occur in May 1997, would be approximately $493,000; and

            (b) cause the Parent to execute and deliver to the Seller a convertible subordinated promissory note in the original principal amount of $1,500,000.00 (the "CONVERTIBLE NOTE"), in the form attached hereto as EXHIBIT A as part of the Convertible Subordinated Note Agreement contained in such exhibit, which note shall bear no interest. The Convertible Note shall be (i) due and payable on the seventh anniversary of the date hereof and (ii) convertible in whole or in part by the Seller into the number of shares of

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      Parent common stock determined by dividing the outstanding principal balance attributable to the converted portion of such note by $11.00 (which price shall be adjusted on the occurrence of certain events as set forth in the Convertible Subordinated Note Agreement); provided, such note shall not be convertible prior to the expiration of 366 days following the Closing. The Convertible Note shall be subordinated to the indebtedness of Parent as provided in the Convertible Subordinated Note Agreement or in any related subordination agreement executed in connection herewith.

            1.3.2 CONTINGENT CONSIDERATION. (a) In addition to the consideration provided for in Section 1.3.1, the Seller shall be entitled, under the following conditions, to additional consideration for the Purchased Assets which shall be calculated and paid by the Buyer to the Seller in accordance with this paragraph. Subject to the reductions provided below, the Buyer shall pay to the Seller an amount equal to $4,000,000 (the "CONTINGENT AMOUNT"), which amount shall be payable in 20 equal quarterly installments beginning June 30, 1999, plus interest thereon at the rate of 7.0% per annum payable quarterly beginning September 30, 1997. Notwithstanding the foregoing, if the Average Operating Income (as hereinafter defined) for the years ended December 31, 1997 and 1998, is less than $2,500,000, then the quarterly principal installments on the Contingent Amount shall not commence until the March 31 following the year in which the Average Operating Income for the Rolling Calculation Period (as hereinafter defined) is equal to or greater than $2,500,000. However, in no event shall the quarterly principal installments, if any, commence later than March 31, 2001.

            (b) In addition, if the Average Operating Income for the Calculation Period (as hereinafter defined) is less than $2,500,000, then the Contingent Amount shall be reduced (but not below zero) by the product of
      (a) the amount by which $2,500,000 exceeds such Average Operating Income, multiplied by, (b) three. The above calculation shall be made not later than February 15, 2001, and the Buyer shall provide to the Seller, as soon as reasonably practicable after such date, a written statement (the "CALCULATION STATEMENT") showing in detail the calculation of such Contingent Amount, together with the calculation of any necessary adjustments as described below. Based on such Calculation Statement, the Buyer shall be credited with all necessary adjustments, if any, including, without limitation, those based on the time value of money (assuming a discount factor of 7.0% per annum) and adjustments to previous interest payments made by the Buyer to the Seller so as to provide the Buyer with proper credit for any excess interest paid by the Buyer to the Seller based on the adjusted Contingent Amount. Such excess interest payments, if any, shall be applied first against the outstanding balance of the Contingent Amount, as adjusted, with any remaining excess to be reimbursed by the Seller to the Buyer as a purchase price adjustment, which purchase price adjustment shall be payable in immediately available funds as soon as reasonably practicable after the Seller's receipt of the Calculation Statement, or in the event the Seller disputes the Calculation Statement, upon final resolution thereof in accordance with this Agreement.

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            (c) As used in this Section 1.3.2, the following terms have the meanings set forth below:

            "AVERAGE OPERATING INCOME" means with respect to one or more completed calendar year periods, the quotient of (i) sum of the Operating Income for such periods, divided by, (ii) the number of calendar years included in such period.

            "CALCULATION PERIOD" means the years ended December 31, 1997 through December 31, 2000, but exclusive of the calendar year during such period with the least amount of Average Operating Income.

            "OPERATING INCOME" means with respect to any given period, the difference between (i) net sales, less (ii) cost of goods sold, operating expenses and selling, general and administrative expenses, but prior to any adjustments for other expenses (income), income taxes, extraordinary items, interest, depreciation and amortization, as reflected on the Buyer's financial statements (which for the calendar year 1997 shall include, for purposes of the required calculations hereunder, the Seller's operations prior to the date hereof).

            "ROLLING CALCULATION PERIOD" means the year ended December 31, 1997, and each completed year ended December 31 thereafter.

            (d) By way of example and not in limitation of the foregoing, attached hereto as SCHEDULE 1.3.2 is a calculation of the Contingent Amount and adjustments thereto based on the assumptions set forth in such schedule.

            (e) The Buyer agrees that the Business formerly operated by the Seller shall maintain separate profit and loss statements for purposes of calculating the Contingent Amount or any other calculation required pursuant to this section, with such statements being produced by the Buyer on a monthly and annual basis. For purposes of calculating "net sales" under Section 1.3.2, all sales amounts made by the Business on an "intercompany basis" shall be divided by .85 to give effect to a deemed 15% gross margin on such sales.

            (f) The parties agree that the Calculation Statement may be disputed by the Seller within 30 days after the Calculation Statement is provided by the Buyer to the Seller in accordance with this section. In the event the Seller so disputes the Calculation Statement, the Seller may thereupon request an audit thereof by the independent public accounting firm regularly engaged to audit the books of the Parent. If the parties are unable to reach an agreement with respect to any disputed items, then the disputed items which have not been resolved shall be finally determined by such accounting firm, in its sole judgment, and such determination shall be binding on the parties hereto, without further right of appeal. The cost of the audit will be borne by the Seller, unless the contested amount in error is determined by the accounting to be greater than 5%, in which case the Buyer shall bear the cost of the audit referred to in this paragraph.

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            (g) The parties agree that the Buyer's obligations with respect to the Contingent Amount is not conditioned upon the Shareholder's continued employment with the Buyer after the date of Closing.

            1.3.3 ASSUMPTION OF LIABILITIES. In consideration of the sale of the Purchased Assets, on the Closing Date, the Buyer shall assume only those liabilities hereinafter listed and defined as the "ASSUMED LIABILITIES." For purposes of this Agreement, "ASSUMED LIABILITIES" means (i) all items which comprise each account balance under the caption "LIABILITIES" in the April 30, 1997 unaudited balance sheet, and (ii) liabilities incurred by the Seller in the ordinary course of business subsequent to the Balance Sheet Date for the account or benefit of the Buyer or, of the property, other assets and business of the Seller to be transferred to the Buyer pursuant to this Agreement (all such obligations and liabilities of Seller are itemized on SCHEDULE 1.3.3); PROVIDED, HOWEVER, the Assumed Liabilities shall not include any Excluded Liabilities and in no event shall the total amount of indebtedness assumed exceed an amount to be agreed upon by the Seller and the Buyer within 10 days of the date hereof. As used herein, the term "EXCLUDED LIABILITIES" means (a) all liabilities of the Seller which are not "ASSUMED LIABILITIES," (b) any and all federal and state income tax liability of the Seller or the Shareholder (collectively "TAX LIABILITY"), and (c) all attorneys' and accountants' fees and expenses and any other fees and expenses incurred by the Seller or the Shareholder in connection with the consummation of the transactions contemplated hereby.

            With respect to all Assumed Liabilities for which the Shareholder has provided personal guaranties, the Buyer shall use reasonable commercial efforts to cause such guaranties to be released effective as of the Closing Date, and the Shareholder shall be indemnified with respect to any liability under such guaranties as hereinafter provided.

      1.4 ALLOCATION. The consideration for the Purchased Assets shall be allocated pursuant to an allocation to be mutually agreed upon by the parties within 90 days from the Closing Date. The parties agree to be bound by such allocation of the consideration for all purposes, including calculations of any and all state and federal income taxes.

      1.5 EMPLOYEES. SCHEDULE 1.5 lists the name, current salary or wage rate for each officer and employee of the Seller employed in the Business. Upon Closing or thereafter, the Buyer may offer employment to any or all of the Seller's employees. The Seller shall cooperate with the Buyer in connection with any such offers, and use its best efforts to cause the acceptance of any and all offers. Except as provided in Section 1.6, all transferred employees shall be employees-at-will of the Buyer. Notwithstanding any other provision of this Agreement, this Section 1.5 shall not be deemed to create any right or claim for the benefit of, and shall not be enforceable by, any person which is not a party to this Agreement.

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      1.6 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On the Closing Date, the
Shareholder shall enter into an Employment and Non-Competition Agreement with the Buyer, in the form attached hereto as EXHIBIT B hereto.

      1.7 CLOSING. Completion of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Porter & Hedges, L.L.P., NationsBank Center, 34th Floor, 700 Louisiana Street, Houston, Texas 77002, on or before July 31, 1997 or at such other place and time as the parties hereto may mutually agree. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

                                    ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES OF
                         THE SELLER AND THE SHAREHOLDER

      2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER. The Seller and Shareholder hereby jointly and severally represent and warrant as follows:

            2.1.1 ORGANIZATION AND STANDING. The Seller is a corporation duly organized and validly existing under the laws of the State of Colorado, has full requisite corporate power and authority to carry on its business as currently conducted, and to own and operate the properties owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

            2.1.2 AGREEMENT AUTHORIZED AND NON-INTERFERENCE. The execution and delivery of this Agreement has been authorized by the board of directors and the sole shareholder of the Seller, and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate or shareholder action on the part of the Seller, and this Agreement is a valid and binding obligation of the Seller and the Shareholder, enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. Except as provided in
      SCHEDULE 2.1.2 attached hereto, the execution and delivery of this Agreement by the Seller and the Shareholder, or the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of the Seller, (ii) any indenture, mortgage, deed of trust, credit agreement or other contract or agreement of any nature whatsoever to which the Seller is a party or by which it or its properties are bound, or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Seller and its properties are subject.

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            2.1.3 CAPITALIZATION. The authorized capital stock of the Seller consists of 1,000,000 shares of common stock, $.001 par value per share (the "COMMON STOCK"), of which, at the date hereof, 550,000 shares were issued and outstanding and owned legally and beneficially by the Shareholder; at the same date, the Seller did not have outstanding options, warrants, calls or commitments of any character relating to its authorized but unissued shares of Common Stock, and all issued shares of Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any party.

            2.1.4 SUBSIDIARIES. The Seller has no subsidiary corporations or any interest in any other organization, incorporated or unincorporated, partnership or any other entity of any type.

            2.1.5 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer copies of the Seller's audited balance sheet and related statements of income, retained earnings and cash flows, as at and for the Seller's years ended December 31, 1994, 1995 and 1996, and also has delivered to the Buyer copies of the Seller's unaudited balance sheet and related income statement as at and for the four months ended April 30, 1997 (the "BALANCE SHEET DATE"). Such financial statements are true, correct and complete in all material respects and present fairly and fully the financial condition of the Seller as at the dates indicated and the results of operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants applied on a consistent basis ("GAAP"), except as noted therein, and such financial statements as at and for the four months ended April 30, 1997, include all adjustments which the Seller considers necessary for a fair presentation of its results for that period. The accounts receivable reflected in the April 30, 1997 unaudited balance sheet, or which have been thereafter acquired by the Seller, have been collected or are current and collectible within 90 days of the date hereof at the aggregate recorded amounts thereof. The inventories of the Seller reflected in the April 30, 1997 unaudited balance sheet, or which have thereafter been acquired by it, consist of items of a quality and quantity salable in the normal course of the Seller's business, the values at which such inventories are carried are in accordance with GAAP applied on a consistent basis.

            2.1.6 LIABILITIES. Except for those that would not have a Material Adverse Effect (as hereinafter defined) on the Seller, the Seller does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations that would adversely affect the value and conduct of the business of the Seller, other than those (i) reflected or reserved against in the April 30, 1997 unaudited balance sheet of the Seller or (ii) incurred in the ordinary course of business since April 30, 1997.

            2.1.7 ADDITIONAL INFORMATION. For purposes of this Agreement, the term "ENCUMBRANCE" shall mean any security interest, mortgage, pledge, claim, lien, charge,

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      option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person. Attached as
      SCHEDULE 2.1.7.1 through and including SCHEDULE 2.1.7.15 are true, complete and correct lists of the following items (such schedule may refer to the disclosures contained in the schedules delivered pursuant to
      Section 1.2:

                  2.1.7.1 REAL ESTATE. All real property and structures thereon owned or leased (or previously owned or leased) or subject to a contract of purchase and sale, or lease commitment, by the Seller, with a description of the nature and amount of any Encumbrance thereto;

                  2.1.7.2 MACHINERY AND EQUIPMENT. All machinery, transportation equipment, tools, equipment, furnishings and fixtures (excluding such items as did not have a cost basis of $500 or more at their respective dates of acquisition by the Seller) owned, leased or subject to a contract of purchase and sale, or lease commitment, by the Seller, with a description of the nature and amount of any Encumbrances thereon;

                  2.1.7.3 INVENTORY. All inventory items or groups of inventory items owned by the Seller, together with the amount of any Encumbrances thereon;

                  2.1.7.4 RECEIVABLES. All accounts and notes receivable of the
            Seller, together with (i) an appropriate invoice date and due date aging schedule, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which the Seller holds a security interest to secure payment of the underlying indebtedness and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                  2.1.7.5 PAYABLES. All accounts and notes payable of the
            Seller, together with an appropriate aging schedule;

                  2.1.7.6 INSURANCE. All insurance policies or bonds, including title insurance policies, with respect to the Seller, including those covering its properties (real or personal), buildings, machinery, equipment, fixtures, employees and operations;

                  2.1.7.7 MATERIAL CONTRACTS. All contracts (including purchase and sale contracts), whether or not made in the ordinary course of business, including leases under which the Seller is lessor or lessee, which are to be performed in whole or in part after the date hereof, and which involve or may involve aggregate payments by or to the Seller of $1,000 or more after such date;

                  2.1.7.8 EMPLOYEE COMPENSATION PLANS. All bonus, incentive
            compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of the Seller, together with copies of the most recent reports with respect to such plans,

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            arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans (collectively, the "EMPLOYEE PLANS");

                  2.1.7.9 BANK ACCOUNTS. The name of each bank in which the
            Seller has an account, the names of all persons authorized to draw thereon, the account balances and the account numbers for each such account;

                  2.1.7.10 EMPLOYEE AGREEMENTS. Any collective bargaining
            agreements of the Seller with employees, including amendments, supplements, and written or oral understandings, and all employment, compensation or consulting agreements, whether written or oral, of the Seller with any person;

                  2.1.7.11 PATENTS AND INTELLECTUAL PROPERTY. All patents,
            trademarks, and copyrights owned, licensed, or used by the Seller;

                  2.1.7.12 TRADE NAMES. All trade names and fictitious names used or held by the Seller, whether and where such names are registered and where such names are used;

                  2.1.7.13 PROMISSORY NOTES AND INDEBTEDNESS. All long-term and short- term promissory notes, installment contracts, loan agreements, credit agreements and any other agreements of the Seller relating thereto or with respect to collateral securing the same;

                  2.1.7.14 GUARANTIES. All indebtedness, liabilities and
            commitments of others and as to which the Seller is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party; and

                  2.1.7.15 FINANCIAL STATEMENTS. Audited financial statements as of December 31, 1994, 1995 and 1996 and unaudited financial statements as of April 30, 1997 containing the information described in Paragraph 2.1.5, prepared in the manner described in such paragraph.

            SCHEDULE 2.1.7.1 - 2.1.7.15 shall be true, complete and correct as of the date hereof, except for items 2.1.7.3, 2.1.7.4, 2.1.7.5 and
      2.1.7.15 which are true, complete and correct as of April 30, 1997.

            2.1.8 NO UNDISCLOSED DEFAULTS. Except as may be specified in
      SCHEDULE 2.1.7.7, the Seller is not a party to, or bound by, any material contract to be performed after the date

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      hereof or in default in any obligation or covenant on its part to be performed under any material obligation, lease, contract or plan.

            2.1.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Other than as a result of the transactions contemplated by this Agreement, since April 30, 1997, there has not been:

                  2.1.9.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, operations, assets, liabilities, business or prospects of the Seller;

                  2.1.9.2 PROPERTY DAMAGE. Any material damage, destruction, or loss to the business or properties of the Seller (whether or not covered by insurance);

                  2.1.9.3 DIVIDENDS. Except with respect to distributions to the
            Shareholder for purposes of payment of S corporation taxes in amounts reflective of his distributive share of Seller income, any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Seller, or any direct or indirect redemption, purchase or any other acquisition by the Seller of any of its capital stock;

                  2.1.9.4 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of the Seller's authorized or outstanding capital stock as described in Paragraph 2.1.3;

                  2.1.9.5 LABOR DISPUTES. Any labor dispute between the Seller and its employees;

                  2.1.9.6 EMPLOYMENT ARRANGEMENTS. Any change in the duration or level of compensation, bonus or severance payable under any employment or contractor arrangement with Seller (whether by amendment to any existing arrangement or by the entering into a new arrangement); or

                  2.1.9.7 OTHER MATERIAL CHANGES. Any other event or condition known to the Seller that particularly pertains to and materially and adversely affects the operations, assets, business or prospects of the Seller.

            2.1.10 TAXES.

                  2.1.10.1 The federal income tax returns of the Seller for the years 1993, 1994 and 1995 have been provided to the Buyer prior to the date hereof. Proper and accurate federal, state and local income, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by the Seller and by the Shareholder (with respect to his distributive share of Seller income) for each period for which any returns,

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            reports, or estimates were due. All taxes shown by such returns to be payable have been paid. All sales taxes have been properly collected and accounted for through the date hereof by the Seller, and the Seller has made all required deposits of such taxes with all taxing authorities. The tax provision reflected in the Seller's financial statements as of April 30, 1997 is adequate to cover liabilities of the Seller at the date thereof for all taxes of any character whatsoever applicable to the Seller or its assets or business. No waiver of any statute of limitations executed by the Seller or by the Shareholder (to the extent of his distributive share of Seller income) with respect to federal or state income or other tax is in effect for any period. No deficiencies for any taxes have been proposed, asserted or assessed against the Seller or the Shareholder (with respect to his distributive share of Seller income), and no requests or waivers of the time to assess any such tax are pending. The federal income tax returns of the Seller or the Shareholder (with respect to his distributive share of Seller income) have never been audited by the Internal Revenue Service. No audit of any federal or state or other tax return of the Seller or the Shareholder (with respect to his distributive share of Seller income) is presently in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority.

                  2.1.10.2 The Seller (i) made an effective, valid and binding S election pursuant to Section 1372 of the Internal Revenue Code of 1986, as amended (the "CODE") effective January 1, 1989, (ii) has since then maintained its status as an S corporation pursuant to
            Section 1361 of the Code without lapse or interruption, and (iii) has made and continuously maintained elections similar to the federal S election in each state or local jurisdiction where the Seller does business or is required to file a tax return to the extent such states or jurisdictions permit such elections. As a result of the consummation of the transaction contemplated under the Agreement, the Seller neither is nor will or can be subject to the built-in gains tax under Section 1374 of the Code, any other corporate level tax imposed by the Code, or any similar corporate level tax imposed on the Seller by any taxing authority.

            2.1.11 INTELLECTUAL PROPERTY. The Seller owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "INTELLECTUAL PROPERTY") that are either material to the business of the Seller or that are necessary for the operation of the business of the Seller. The Intellectual Property is owned or licensed by the Seller free and clear of any Encumbrance (as defined in Section 2.1.7). The Seller has not granted to any other person any license to use any Intellectual Property. The Seller has not received any notice of infringement, misappropriation, or conflict with the intellectual property rights of others in connection with the use by the Seller of the Intellectual Property.

            2.1.12 TITLE TO PROPERTIES; CONDITION OF ASSETS. The Seller has good and marketable title to the Purchased Assets, free and clear of any Encumbrance of any nature whatsoever, except liens for current taxes not yet due and payable. All leases pursuant to which the Seller leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective, and to the best knowledge of the Seller, there is not, under any such leases, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by the Seller. The buildings and premises of the Seller that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. Except as set forth on SCHEDULE 2.1.12, all equipment of the Seller is in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and is free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

            2.1.13 LITIGATION, ETC. There is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or, to the knowledge of the Seller, threatened to which the Seller is a party or, to the knowledge of the Seller, might become a party or which particularly affects the Seller. To the knowledge of the Seller, there are no changes in the zoning or building ordinances directly affecting the leasehold interests of the Seller, pending or threatened.

            2.1.14 HAZARDOUS WASTES AND SUBSTANCES. None of the current or past operations or assets of the Seller have been conducted or used in such a manner as to constitute a violation of any APPLICABLE ENVIRONMENTAL LAWS (as hereinafter defined). No notice (whether formal or informal, written or oral) has been served on the Seller from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Laws or regarding any claims for remedial obligations or contribution for removal costs or damages under any Applicable Environmental Laws. The Buyer is not required to obtain permits, licenses or similar authorizations pursuant to any Applicable Environmental Laws in effect as of the date of this Agreement to operate and use any of the Purchased Assets of the Seller for their current or proposed purposes and uses. No asbestos or asbestos containing material currently is being used or has ever been used by the Seller in its operations and no friable asbestos is situated on or under its properties. For the purposes hereof, "APPLICABLE ENVIRONMENTAL LAWS" means any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to human health, the environment, or to the storage, treatment, discharge, release or disposal of hazardous wastes or hazardous substances, including, without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss.9601 ET SEQ.), as amended from time to time ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA,
      (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. ss.ss.6901 ET

      SEQ.), as amended from time to time ("RCRA"), and regulations promulgated under RCRA, (iii) the Federal Water Pollution Control Act (U.S.C.A. ss.9601 ET SEQ.), as amended and regulations promulgated under its authority, and (iv) any applicable state laws or regulations relating to the environment.

            2.1.15 COMPLIANCE WITH OTHER DOMESTIC AND FOREIGN LAWS. Neither the Seller nor any of the Seller's apparel products is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any domestic or foreign applicable law or any applicable rule, regulation, or any writ or decree of any court or any domestic or foreign governmental commission, board, bureau, agency, or instrumentality, including, but not limited to, all domestic and foreign customs, import, export or similar laws or regulations which relate to international trade, and the Seller is not delinquent with respect to any report required to be filed with any domestic or foreign governmental commission, board, bureau, agency or instrumentality.

            2.1.16 EMPLOYMENT PRACTICES. There are no labor or employment disputes or controversies pending or, to the Seller's knowledge, threatened against the Seller or any of the employees of the Seller, and the Seller has not taken or failed to take any action which action or omission would provide a reasonable basis for any such controversy. To the Seller's knowledge, after due inquiry, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of the Seller. The Seller has complied with all requirements under the Occupational Safety and Health Act, all laws, rules and regulations with respect to worker's compensation insurance or, if applicable, all requirements relating to obtaining "non-subscriber status" thereunder, and all other laws relating to the employment of labor, including, without limitation, laws relating to equal employment opportunity and employment discrimination, employment of illegal aliens or undocumented or ineligible workers, wages, hours, collective bargaining and the collection or payment of social security and withholding taxes, or both, and similar taxes. The Seller is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

            2.1.17 TRANSACTIONS WITH MANAGEMENT. Except as set forth on SCHEDULE 2.1.17, the Seller is not a party to any contract, lease or agreement with any of the officers or direc tors of the Seller or the Shareholder or any member of the family of any such persons.

            2.1.18 FINDER'S FEE. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and the Shareholder and their counsel directly with the Buyer and its counsel, without the intervention of any other person as the result of any act of the Seller or the Shareholder, and so far as is known to the Seller, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

            2.1.19 COMPLIANCE WITH ERISA. Each benefit plan set forth on
      SCHEDULE 2.1.7.8 (the "BENEFIT PLANS") complies currently, and has complied in the past, in form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "CODE"), and other applicable laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plans, ERISA or other applicable laws have been timely made.

                  2.1.19.1 PROHIBITED TRANSACTIONS. The Seller has not engaged in a transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                  2.1.19.2 PLAN TERMINATION; MATERIAL LIABILITIES. There has
            been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "STATUTORY PLAN") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of the Seller. All Statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have complied in the past, both in form and operation, with every provision of the Code, regulation promulgated pursuant thereto, and every ruling, notice or announcement issued by the Internal Revenue Service necessary to maintain the qualified status of such Statutory Plans. No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan. There exists no condition or set of circumstances that presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

                  2.1.19.3 ACCUMULATED FUNDING DEFICIENCY. Full payment has been made of all amounts that are required under the terms of each Statutory Plan, ERISA or other applicable laws to have been paid as contributions to such Statutory Plan as of April 30, 1997, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan.

                  2.1.19.4 RELATIONSHIP OF BENEFITS TO PENSION PLAN ASSETS. The
            current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits, except as disclosed in the financial statements described in Paragraph 2.1.5. For purposes of the representation in this Paragraph 2.1.19.4, the term "CURRENT VALUE" has the meaning specified in Section 4062(b)(1)(A) of ERISA, the term "ACCRUED BENEFIT" has the meaning specified in Section 3 of ERISA and

            "CURRENT VALUE" is based on the same actuarial assumptions used by the Seller for funding.

                  2.1.19.5 EXECUTION OF AGREEMENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

                  2.1.19.6 FIDUCIARY LIABILITY. There have been no acts,
            failures to act, omissions or transactions involving a Statutory Plan or the assets thereof that could result in imposition on the Seller (whether direct or indirect) of damages or liability in actions brought under Section 502 or Sections 404 through 409 of ERISA.

                  2.1.19.7 PENDING CLAIMS. There are no claims, pending or
            overtly threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of the Seller that allege any violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any claims involving such Benefit Plans that would likely be successfully maintained against the Seller.

                  2.1.19.8 MULTIEMPLOYER PLANS. Neither the Seller nor any trade or business (whether or not incorporated) which, together with the Seller, would be deemed to be a "SINGLE EMPLOYER" within the meaning of Section 4001(b) of ERISA or Subsections 414(b), (c), (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any plan (not exempt from the provisions of ERISA), including, but not limited to, any plan which is a "MULTIEMPLOYER PLAN" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

                  2.1.19.9 NO REPORTABLE EVENT. There has been no "REPORTABLE
            EVENT" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory Plan) or any "PROHIBITED TRANSACTION" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

            2.1.20 NECESSARY CONSENTS. The Seller has obtained all consents to assignment or waivers thereof, if any, from any governmental authority or from any third party with respect to any assets or agreements necessary for the Buyer to conduct such business after the date hereof.

            2.1.21 LICENSES. The Seller has all permits and licenses necessary or appropriate to its Business as currently conducted. The aforesaid are current and in full force and effect and are set forth on SCHEDULE 2.1.21.

            2.1.22 ACKNOWLEDGMENT REGARDING DEBT FINANCING. The Seller and the Shareholder hereby acknowledge that the Parent anticipates that as of the Closing Date it shall have issued $100,000,000 in high-yield notes (the "High Yield Notes") which will be used for purposes of retiring existing indebtedness, payment of the Cash Consideration hereunder, and payment of consideration for the acquisition of the outstanding stock of Solarco, Inc., a Washington corporation ("SOLARCO"). The Seller and the Shareholder represent that they have been provided all necessary information and documentation concerning the proposed debt offering and understand the terms thereof which are applicable to the Parent and the Buyer.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

      3.1 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT. The Buyer and Parent represent and warrant as follows:

            3.1.1 ORGANIZATION AND STANDING. Each of the Buyer and Parent is a corporation duly organized and validly existing under the laws of the State of Texas and Delaware, respectively, has full requisite corporate power and authority to carry on its business as currently conducted, and to own and operate the properties owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

            3.1.2 AGREEMENT AUTHORIZED AND ENFORCEABLE. The execution and delivery of this Agreement has been authorized by the board of directors of each of the Buyer and Parent; the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Parent; and this Agreement constitutes the valid and binding obligation of the Buyer and Parent, enforceable (subject to normal equitable principles) against the Buyer and Parent, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally. Except as provided in SCHEDULE 3.1.2 attached hereto, the execution and delivery of this Agreement by the Buyer and Parent, or the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of the Buyer or Parent, (ii) any indenture, mortgage, deed of trust, credit agreement or other contract or agreement of any nature whatsoever to which the Buyer or Parent is a party or by which it or its properties are bound, or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Buyer or Parent and their properties is subject.

            3.1.3 FINANCIAL STATEMENTS; OFFERING MEMORANDUM. (a) Parent has delivered to the Seller copies of the Parent's balance sheet and related statements of income, retained earnings and cash flows, which statements have been audited by Arthur Andersen LLP, as at and for the Seller's years ended December 30, 1995 and December 28, 1996, and also has delivered to the Seller copies of the Parent's unaudited balance sheet and related income statement as at and for the thirteen week period ended March 29, 1997. Such financial statements are true, correct and complete in all material respects and present fairly and fully the financial condition of the Parent as at the dates indicated and the results of operations for the respective periods indicated, and have been prepared in accordance with GAAP, except as noted therein, and such financial statements as at and for the thirteen week period ended March 29, 1997, include all adjustments which the Parent considers necessary for a fair presentation of its results for that period.

            (b) The Parent has delivered to the Seller a copy of an Offering Memorandum dated May 29, 1997 (the "Offering Memorandum") relating to the Parent's proposed high yield note offering. With respect to all information concerning Parent or its historical operations, the Offering Memorandum does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and to the knowledge of Parent and Brazos, all other information contained in the Offering Memorandum is true and correct in all material respects.

            3.1.4 SHARE AUTHORIZATION. The shares of Parent common stock issuable upon conversion of the Convertible Note have been reserved for issuance and have been duly authorized and, upon issuance thereof in accordance with the terms of the Convertible Note, will be validly issued, fully paid and nonassessable shares of common stock of the Parent.

            3.1.5 FINDER'S FEE. Except as set forth on SCHEDULE 3.1.4, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer and its counsel directly with the Seller, the Shareholder and their counsel, without the intervention of any other person as the result of any act of the Buyer, and so far as is known to the Buyer, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

                                    ARTICLE 4

                           OBLIGATIONS PENDING CLOSING

      From the date hereof through the Closing or earlier termination of this Agreement pursuant to ARTICLE 6:

      4.1 INSPECTION OF SELLER. The Buyer and its respective officers, attorneys, accountants and authorized representatives shall have the right, during normal business hours, to inspect the Seller's properties, books and records, and to consult with the Seller's officers, directors, employees, suppliers, customers, lenders, agents and attorneys concerning the ownership and operation of the Seller. Such inspections may reasonably include, for example, environmental and other physical inspections of the Seller's properties; review of the Seller's books, records of account and tax records; and a review of records of corporate proceedings, contracts, trademarks, licenses, permits, and other business activities and matters in which the Buyer may have an interest in light of the transactions contemplated by this Agreement. The Buyer agrees to maintain all information it learns from such inspections and consultations in confidence and will not disclose such information except to its officers, directors, employees, bankers, investors, attorneys, accountants and other authorized representatives unless such information is or becomes public knowledge through no fault of the Buyer and prior to Closing will not use such information except in connection with this Agreement. In the event that the transaction contemplated hereby is not consummated, the Buyer shall return all materials obtained in its due diligence investigation without retaining any copies of such materials.

      4.2 ACQUISITION PROPOSALS. The Seller shall not, and shall not permit any of its officers, directors, shareholders or representatives to directly or indirectly (i) solicit, initiate or encourage any inquiries or Acquisition Proposals from any person or (ii) participate in any discussions or negotiations regarding, furnish to any person other than the Buyer or its representatives any information with respect to, or otherwise assist, facilitate or encourage any Acquisition Proposal by any other person. "ACQUISITION PROPOSAL" means any proposal for a merger, consolidation or other business combination involving the Seller or the Business or for the acquisition or purchase of any outstanding capital stock or equity interest in, or a material portion of the assets of, the Seller or the Business. The Seller and the Shareholder shall promptly communicate to Buyer the terms of any such Acquisition Proposals which they may receive or any inquiries made to them or its directors, officers, representatives or agents.

      4.3 ADDITIONAL AGREEMENTS OF SELLER. The Seller agrees that from the date hereof until the Closing Date, it shall:

            (a) MAINTENANCE OF PRESENT BUSINESS. Except as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customers, suppliers, jobbers, distributors and others having business dealings with it;

            (b) MAINTENANCE OF PROPERTIES. At its expense, maintain all of its material properties and assets in customary repair, order and condition, reasonable wear and use excepted;

            (c) MAINTENANCE OF BOOKS AND RECORDS. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with its customary accounting principles applied on a consistent basis;

            (d) COMPLIANCE WITH LAW. Comply with all laws applicable to, and having a material effect on, it and to the conduct of its business;

            (e) PROHIBITION OF CERTAIN CONTRACTS. Except for orders made and contracts entered into in the ordinary course of business, not enter into any contracts which involve the payment of more than $25,000 each;

            (f) PROHIBITION OF LOANS. Not incur any obligations for borrowed money, except for loans in the usual and ordinary course of business;

            (g) PROHIBITION OF CERTAIN COMMITMENTS. Except for orders made and contracts entered into in the ordinary course of business, not enter into a commitment for expenditures or incur any liability exceeding $100,000 in the aggregate;

            (h) DISPOSAL OF ASSETS. Not sell, dispose of, or encumber any property or assets having a value in excess of $50,000 in the aggregate, except in the usual and ordinary course of business;

            (i) MAINTENANCE OF INSURANCE. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is not less than that presently carried by it, which is adequate for the business operated by it, which insurance may be added to from time to time in its discretion;

            (j) NO AMENDMENT TO CHARTER DOCUMENTS AND RELATED MATTERS. Not amend its charter documents, or merge or consolidate with or into any person, change in any manner the rights of its capital stock or the character of its business;

            (k) NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES. Except for the exercise of currently outstanding stock options by the Tom Menk, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; and

            (l) PROHIBITION ON DIVIDENDS. Except as otherwise provided herein, not declare any dividend which is payable after Closing on shares of its capital stock or make any other non-cash distribution of assets to the holders thereof.

      4.4 DELIVERY OF DISCLOSURE SCHEDULES. The parties acknowledge that the schedules to be provided by the parties hereunder have not be provided by either party to the other, and notwithstanding any provision contained herein, the Buyer shall deliver to Seller and the Seller shall deliver to Buyer its respective disclosure schedules within 10 days of the date hereof. The parties acknowledge that either party may reject any disclosure contained therein for any reason within 10 days after receipt thereof, and unless the parties agree in writing on the contents of the disclosure within five days after the expiration of such second ten day period, either party shall the right to terminate this Agreement. If either party does not reject to other party's disclosure schedules during such second 10 day period, such party's right to terminate this Agreement pursuant to Section 6(c) hereof shall cease, and such parties shall be deemed to have approved the other party's disclosure schedules.

                                    ARTICLE 5

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                            THE BUYER AND THE SELLER

      5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

            5.1.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER TRUE AT THE CLOSING DATE. The representations and warranties of the Seller and the Shareholder herein contained shall be true and correct as of the Closing Date in all material respects, except as affected by transactions permitted or contemplated by this Agreement; each of the Seller and the Shareholder shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing; and each of the Seller and the Shareholder shall have delivered to the Buyer a certificate, dated the Closing Date to both such effects.

            5.1.2 TENDER OF THE ASSETS; NECESSARY ASSIGNMENTS, ETC. On the Closing Date, the Seller shall have executed and delivered all necessary or appropriate instruments of transfer, bills of sale, certificates of title and other documents to transfer the Purchased Assets to the Buyer. The Seller shall have obtained all material third-party or governmental consents reasonably required in connection with the operation of the Business by Buyer after the Closing Date. The Shareholder shall have executed and delivered the Employment and Non-Competition Agreement.

            5.1.3 LANDLORD WAIVERS. The Seller shall have provided to the Buyer and lenders of the Buyer an executed landlord waiver in a form satisfactory to Buyer.

            5.1.4 SUBORDINATION AGREEMENT. The Seller shall have executed and delivered to Buyer and lenders of Buyer a subordination agreement with respect to the Subordinated Note and Contingent Consideration in a form satisfactory to the Buyer.

            5.1.5 OPINION OF COUNSEL FOR THE SELLER. The Buyer shall have received an opinion, dated the Closing Date, from Rothgerber, Appel, Powers & Johnson LLP, counsel to the Seller and the Shareholder, with respect to the legal matters set forth in Sections 2.1.1 and 2.1.2 hereof and stating that the Seller is duly incorporated and in good standing under the laws of the State of Colorado.

            5.1.6 FINANCING. The Buyer shall have obtained financing for payment of the Cash Consideration.

            5.1.7 ADDITIONAL DOCUMENTS. On the Closing Date, the Seller shall have delivered to the Buyer such certificates and resolutions of the Seller and the Shareholder as the Buyer shall reasonably request.

      5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

            5.2.1 REPRESENTATIONS AND WARRANTIES OF THE BUYER TRUE AT THE CLOSING DATE. The representations and warranties of the Buyer herein contained shall be true and correct as of the Closing Date in all material respects, except as affected by transactions permitted or contemplated by this Agreement; the Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the date hereof; and the Buyer shall have delivered to the Seller a certificate, dated the Closing Date hereof to both such effects.

            5.2.2 CONSIDERATION FOR ASSETS, ETC. On Closing Date, the Buyer shall have delivered to the Seller the Cash Consideration and, the Parent shall deliver the Convertible Note and Convertible Subordinated Note Agreement. In addition, the Buyer shall have executed a document evidencing the Buyer's assumption of the Assumed Liabilities.

            5.2.3 EMPLOYMENT AND NON-COMPETITION AGREEMENT. Buyer shall have executed and delivered the Employment and Non-Competition Agreement.

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
            5.2.4 OPINION OF COUNSEL FOR THE BUYER. The Seller shall have received an opinion, dated the Closing Date, from Porter & Hedges, L.L.P., counsel to the Buyer, with respect to the legal matters set forth in Sections 3.1.1 and 3.1.2 hereof and to the effect that the Buyer has been duly incorporated and is validly existing and in good standing under the laws of the State of Texas.

            5.2.5 MORNING SUN TRANSACTION AND NOTE OFFERING. The acquisition of Solarco and completion of the High Yield Note offering contemplated by the Offering Memorandum shall have been consummated concurrently with the closing of the transaction contemplated by this Agreement.

            5.2.6 ADDITIONAL DOCUMENTS. On the date hereof, the Buyer and Parent shall deliver to the Seller such certificates and resolutions of the Buyer or Parent as the Seller shall reasonably request.

                                    ARTICLE 6

                                   TERMINATION

      6.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing Date:

            (a) BY MUTUAL CONSENT. By mutual consent of the Buyer and the Seller; or

            (b) BY THE BUYER OR THE SELLER. By the Buyer or the Seller if the terminating party is not in material breach of any of its obligations hereunder and if the transactions contemplated by this Agreement have not been consummated on or before July 31, 1997.

            (c) AS A RESULT OF DISCLOSURE SCHEDULE MATTERS. By either Seller or Buyer in accordance with Section 4.4 hereof with respect to the approval by either party of the Disclosure Schedules during the time period provided in such section.

      6.2 EXPENSE ON TERMINATION. If the transactions contemplated hereby are abandoned pursuant to and in accordance with the provisions of Section 6.1 hereof, all expenses will be paid by the party incurring them; provided, this provision shall not limit any claim resulting from the breach of this Agreement by any party hereto.

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
                                    ARTICLE 7

                                 INDEMNIFICATION

      7.1 INDEMNIFICATION OF THE BUYER. In addition to any other remedies available to the Buyer under this Agreement, or at law or in equity, the Seller and the Shareholder shall, indemnify, defend and hold harmless the Buyer and its officers, directors, employees, agents and shareholders, against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabil ities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, the "DAMAGES") that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by the Seller or the Shareholder to perform, any of their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished to the Buyer by the Seller under this Agreement.

      7.2 INDEMNIFICATION OF THE SHAREHOLDER AND THE SELLER. The Buyer shall indemnify, defend and hold harmless the Shareholder and the Seller and its officers, directors, employees, agents and shareholders against and with respect to any and all Damages that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by the Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the Buyer under this Agreement or arising from or relating to the Assumed Liabilities or any personal guaranty relating thereto.

      7.3 INDEMNIFICATION PROCEDURE. In the event that any party discovers or otherwise becomes aware of an indemnification claim arising under Section 7.1 or
Section 7.2 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not

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
to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

      7.4 OFFSET. The Buyer and the Seller hereby agree that if the Buyer shall incur any Damages for which it is entitled to indemnification by the Seller or the Shareholder pursuant to the terms of this Agreement, the Buyer shall have the right to offset any payments due or to be due under the terms of the Convertible Note or any other agreement contained herein or executed in connection herewith, by the amount of the Damages. Such right of offset shall not be considered an exclusive remedy, it being agreed that the Buyer shall also be entitled to exercise any other remedies available to it at law or in equity, including, without limitation, the indemnification rights set forth in this Article.

      7.5   ADDITIONAL PROVISIONS REGARDING INDEMNIFICATION.

      (a) The representations and warranties contained herein or in any instrument or document delivered or to be delivered pursuant to or in connection with this Agreement, shall survive the execution and delivery and this Agreement and the Closing without limitation notwithstanding any investigation or due diligence theretofore made by or on behalf of any party hereto; provided, however, that all representations and warranties of each party hereto shall terminate on the second anniversary of the Closing Date except (i) as to the representations and warranties contained in Section 2.1.12 with respect to title to the Purchased Assets which shall continue and survive indefinitely, and (ii) as to the representations and warranties contained in Section 2.1.10 (Taxes), which shall continue and survive for the full period of the applicable statutes of limitation (giving effect to any waiver or extension thereof). All claims for indemnification by any party hereto with respect to a breach of a representation or warranty must be asserted prior to the expiration of the applicable survival period.

      (b) Except with respect to any claim by the Buyer for indemnification which relates to the representations and warranties contained in Sections 2.1.12 or 2.1.10, the Seller's and the Shareholder's aggregate obligation with respect to indemnification for a claim for a breach of representations and warranties hereunder shall be limited to the amount of $3,500,000. The parties agree that the Seller shall have the right to satisfy any claim for indemnification by tendering to the

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
Parent either principal amount of the Convertible Note or shares which have been acquired upon conversion thereof based upon the amount of principal so converted.

                                    ARTICLE 8

                                  MISCELLANEOUS

      8.1 MATERIALITY. For purposes of this Agreement, a contract, obligation, liability, transaction, charge, encumbrance, proceeding or other matter or event shall not be deemed "material" if the monetary amount involved is less than $10,000. "MATERIAL ADVERSE EFFECT" when used in this Agreement shall mean any adverse effect on the business, operations, assets or financial condition or results of operations of the Seller unless such effect either can reasonably be expected to result in less than a $100,000 effect on the financial condition or results of operations, or the effect is due to general changes in the economy or the wholesale apparel business generally.

      8.2 AMENDMENT TO ARTICLES OF INCORPORATION. The Seller shall file, within five days after the Closing Date, (a) with the Secretary of State of the State of Colorado, an amendment to its articles of incorporation to change the Seller's name to a name not similar to "Premier Sports Group, Inc."

      8.3 FURTHER ASSURANCES. The parties hereto, and their respective, successors and assigns, covenant and agree to take or cause to be taken all such further acts, including the execution and delivery of documents, instruments, conveyances, and powers of attorney, as may be requested to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Seller covenants and agrees to take any and all actions, and to execute, acknowledge and deliver any and all documents and assurances as the Buyer may reasonably require for the later assuring, assigning, transferring and assigning unto the Buyer of the Purchased Assets, and to protect the right, title and interest of the Buyer in and to, and its enjoyment of, the Purchased Assets.

      8.4 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if served personally on the party entitled thereto to whom notice is to be given, or if mailed to the party entitled thereto to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, or if telefaxed to the party entitled thereto to whom notice is to be given, addressed as follows (or such other address as the party entitled thereto may have prior thereto specified by notice given as contemplated in this Section):

            If to Seller:          Premier Sports Group Inc.
                                   Attn: Laurence E. Crabb
                                   2108 55th Street
                                   Boulder, CO 80308

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
            With copy to:          Rothgerber, Appel, Powers & Johnson LLP
                                   Suite 3000
                                   One Tabor Center
                                   1200 Seventeenth Street
                                   Denver, Colorado 80202-5839

            If to Shareholder:     Mr. Laurence E. Crabb
                                   2108 55th Street
                                   Boulder, CO 80308

            With copy to:          Rothgerber, Appel, Powers & Johnson LLP
                                   Suite 3000
                                   One Tabor Center
                                   1200 Seventeenth Street
                                   Denver, Colorado 80202-5839
                                   Attention: Herbert H. Davis III

            If to Buyer or Parent: Brazos, Inc.
                                   3860 Virginia Avenue
                                   Cincinnati, Ohio 45227
                                   Attn: President

            With copy to:          Porter & Hedges, L.L.P.
                                   700 Louisiana, Suite 3500
                                   Houston, Texas 77002-2730
                                   Attention:  Richard L. Wynne

but if mailed or telefaxed, the same shall not be deemed effective unless and until actually received by the party entitled thereto.

      8.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

      8.6 AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, or superseded only by written instrument executed by each party hereto. Any waiver of the terms, provisions, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by an authorized officer of such party. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by either party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, covenant, representation, or warranty.

      8.7 ENTIRE AGREEMENT; CONFLICTS. This Agreement (including the schedules and exhibits hereto, all of which are by this reference fully incorporated into this Agreement) and the documents and materials expressly referred to in schedules or exhibits hereto sets forth the entire Agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and the contents or provisions of any schedule or exhibit hereto, the provisions of this Agreement shall be deemed controlling.

      8.8 SUCCESSORS AND ASSIGNS. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party.

      8.9 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the laws which would otherwise apply by application of Texas' internal principles of conflicts of law.

      8.10 SEVERABILITY. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and re strictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.

      8.11 HEADINGS AND CAPTIONS. The headings and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

      8.12 SUCCESSOR LAWS. Reference made herein to any law or statute shall include reference to any future law amending or superseding such law or statute and to any future laws applicable to the same subject matter.

      8.13 TIME OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

      8.14 DISCLOSURE IN SCHEDULES. All matters disclosed in any schedules hereto shall be deemed disclosure for the purposes of all schedules hereto to the extent consistent with the context in which the disclosure is made.

      IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement on the date first above written.

                                    BRAZOS, INC.

                                    By: /S/ CLAYTON CHAMBERS
                                    Name: CLAYTON CHAMBERS
                                    Title: CFO

                                    BRAZOS SPORTSWEAR, INC.

                                    By: /S/ CLAYTON CHAMBERS
                                    Name: CLAYTON CHAMBERS
                                    Title: CFO

                                    PREMIER SPORTS GROUP, INC.
                                    ("SELLER")

                                    By: /S/ LAURENCE E. CRABB
                                            Laurence E. Crabb, President

                                    SHAREHOLDER:

                                    /S/ LAURENCE E. CRABB
                                    Laurence E. Crabb

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